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                                 FIBERCORE INC.

                                                                    NEWS RELEASE

FOR IMMEDIATE RELEASE

FiberCore Denies Patent Infringement Allegation

CHARLTON, MASS - AUGUST 13, 2002 -- FiberCore, Inc. (Nasdaq: FBCE), a leading manufacturer and global supplier of optical fiber and preform for the telecommunications and data communications markets, today commented on the August 2, 2002 Patent Infringement suit that was filed in the United States District Court, Northern District of Georgia - Atlanta Division, against the Company. The action was brought by Fitel USA Corp., the parent company of OFS (Optical Fiber Solutions), and alleges infringement by the Company of patents covering a number of optical fiber technologies held by Fitel. The plaintiff seeks an injunction prohibiting further use of the patented technologies, unspecified compensatory and treble damages and attorneys fees and costs.

The Company believes these claims to be without merit, has retained counsel and will vigorously defend itself in this case. Fitel did not notify the Company of its claims or concerns prior to filing the suit.

FiberCore President and CEO Dr. Mohd Aslami commented, "We believe that the claims made by OFS are totally incorrect and without any basis in fact. FiberCore has invested significant resources in the development of the technologies used to manufacture its products and we take pride in the technical staff that has developed these processes. Further, we file many applications for patents on our technology and we have respect for the patent system. It is unfortunate that Fitel has chosen to take this matter to court without contacting us to try to resolve their concerns."

FiberCore, Inc. develops, manufactures and markets single-mode and multimode optical fiber preforms and optical fiber for the telecommunications and data communications markets. In addition to its standard multimode and single-mode fiber, FiberCore also offers various grades of fiber for use in laser-based systems, to help guarantee high bandwidths and to suit the needs of Feeder Loop (also known as Metropolitan Area Network), Fiber-to-the Curb, Fiber-to-the Home and Fiber-to-the Desk applications. Manufacturing facilities are presently located in Jena, Germany and Campinas, Brazil.

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FiberCore, Inc.
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For more information about the company, its products, or shareholder information please visit our Website at: www.FiberCoreUSA.com or contact us at: Phone - 508-248-3900 or by FAX - 508-248-5588 or E-Mail: sales@FiberCoreUSA.com; investor_relations@FiberCoreUSA.com


Except for the historical matters discussed above, the statements in this press release are forward looking and are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. They are based on the Company's current expectations and are subject to a number of risks and uncertainties. Actual results may differ materially from those projected as a result of certain general economic and business conditions; loss of market share through competition; introduction of competing products by other companies; changes in industry capacity; pressure on prices from competition or from purchasers of the Company's products; availability of qualified personnel; the delivery of an ability to commission new equipment as scheduled; ability to obtain required financing; dependence on a limited number of raw material suppliers; the loss or reduced creditworthiness of any significant customers; and other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission.


CONTACTS:
AT THE COMPANY:                             AT FRB | WEBER SHANDWICK:
Dr. Mohd A. Aslami, President/CEO           Alison Ziegler
Robert Lobban, CFO                          212/445-8432
508/248-3900